EXECUTION VERSION

LEHMAN COMMERCIAL PAPER INC.

May 1, 2007

Anthracite Capital, Inc.

c/o Blackrock Financial Management, Inc.

40 East 52nd Street

New York, New York 10022

Telecopier No.: 212.810.8758

Telephone No.: 212.810.5579

Attention: Richard Shea

Re: Pricing Side Letter

Ladies and Gentlemen:

Reference is hereby made to, and this side letter (the “Pricing Side Letter”) is hereby incorporated by reference into, the Master Repurchase Agreement, dated as of May 1, 2007, (as amended, supplemented and otherwise modified from time to time, the “Agreement”), between ANTHRACITE CAPITAL, INC. (the “Seller”) and LEHMAN COMMERCIAL PAPER INC. (the “Buyer”). Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

Section 1. Definitions. The following terms shall have the meanings set forth below.

1.1         “Asset Value” means with respect to each Eligible Asset, the applicable Purchase Price Percentage for the related Purchased Asset multiplied by the lesser of (a) the Market Value of such Purchased Asset and (b) the outstanding principal balance of such Purchased Asset or the unreturned capital contributions with respect to a Preferred Equity Investment.

(a)          Without limiting the generality of the foregoing, each Seller acknowledges that the Asset Value of a Purchased Asset may be reduced to zero by Buyer if:

(i)	such Purchased Asset ceases to be an Eligible Asset;

(ii)          such Purchased Asset (other than a Purchased Asset that is a Physical Security) has been released from the possession of the Custodian under the Custodial Agreement for a period in excess of 10 calendar days;

(iii)        such Purchased Asset is a Physical Security and has been released from the possession of the Custodian;

(iv)	such Purchased Asset is a Non-Performing Asset;

(v)          the Buyer has determined in its sole discretion that the Purchased Asset is not eligible for sale or securitization in a transaction consistent with the prevailing sale and securitization industry with respect to substantially similar assets; or

(vi)         such Purchased Asset contains a breach of a representation or warranty made by the Seller in this Agreement or the Custodial Agreement; or

(vii)       such Purchased Asset is a Table Funded Purchased Asset in respect of which the Asset Files have not been delivered to the Custodian within three (3) Business Days following the Purchase Date.

1.2         “Commitment Fee” shall mean an amount equal to the product of (x) 0.25% and (y) the Maximum Purchase Price.

1.3         “Exit Fee” shall mean an amount equal to the product of (x) 2.5% and (y) the Maximum Purchase Price. Such Exit Fee shall be credited to Seller upon the completion of a secondary equity offering for Seller arranged on a sole-books basis by Buyer or its Affiliates.

1.4         “Extension Fee” shall mean, as of any date of determination, an amount equal to the product of (x) 0.25% and (y) the then outstanding aggregate Purchase Price.

1.5         “Maximum Purchase Price” shall mean ONE HUNDRED AND FIFTY MILLION DOLLARS ($150,000,000).

1.6         “Post-Default Rate” shall mean the sum of (x) the Pricing Spread and (y) 2.00%.

1.7         “Pricing Spread” shall mean (x) 2.00% during the Initial Term and the First Extension, if any and (y) 4.50% during the Second Extension, if any.

1.8	“Purchase Price” means:

(a) on the Purchase Date, the price at which each Purchased Asset (other than a Mezzanine Loan) is transferred by Seller to Buyer, or, in the case of a Mezzanine Loan, the price at which such Mezzanine Loan is transferred by Seller to the Mezzanine Loan Subsidiary, which price shall equal the Asset Value of such Purchased Asset on such Purchase Date; and

(b) thereafter, except where Buyer and Seller agree otherwise, such Purchase Price decreased by the amount of any cash, Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Sections 5 of the Agreement or applied to reduce Seller’s obligations under Section 4(b) of the Agreement.

1.9	“Purchase Price Percentage” shall mean an amount not to exceed 85%.

1.10       “Termination Date” shall mean June 29, 2007 or as otherwise determined pursuant to Section 3(e) of the Agreement.

Section 2. Fees. The Seller agrees to pay as and when billed by the Buyer all of the reasonable fees, disbursements and expenses of counsel to the Buyer in connection with the development, preparation and execution of this Pricing Side Letter or any other documents prepared in connection herewith in accordance with Section 15 of the Agreement and receipt of payment thereof shall be a condition precedent to the Buyer entering into any Transaction pursuant hereto.

Section 3. GOVERNING LAW. THIS PRICING SIDE LETTER SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 4. Counterparts. This Pricing Side Letter may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:	LEHMAN COMMERCIAL PAPER INC.

By:
Name:
Title:

Seller:	ANTHRACITE CAPITAL INC.
as Seller

By:
Name:
Title: